[LETTERHEAD OF SHLOMO ZIV & CO.]

INDEPENDENT AUDITOR'S REPORT
To the shareholders of
ADIR INTERNATIONAL COMMUNICATIONS SERVICES CORP. LTD.

We have audited the accompanying balance sheets of ADIR INTERNATIONAL COMMUNICATIONS SERVICES CORP. LTD. (herein - "the Company") as of December 31, 1997 and 1996, the consolidated balance sheets as of those dates, the related statements of profit and loss, changes in shareholders' equity and cash flows of the Company and consolidated - for each of the two years ,the last of which ended December 31, 1997. These financial statements are the responsibility of the Company's Board of Directors and management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards, including those prescribed under the Auditors' Regulations (Auditor's Mode of Performance) - 1973. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements, either originating within the financial statements themselves, or due to any misleading statement included therein. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Company's Board of Directors and Management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The above financial statements have been prepared on the basis of the historical cost convention, adjusted to the purchasing power of the Israeli currency, in accordance with the Opinions of the Institute of Certified Public Accountants in Israel. A summary of the Company's nominal data, on the basis of which the adjusted statements were prepared, is stated in Note 15.

In our opinion, the above financial statements present fairly, in all material respects, the financial position - of the Company and consolidated - as of December 31, 1997 and 1996 and the results of operations, changes in shareholders' equity and cash flows - of the Company and consolidated - for each of the two years, the last of which ended December 31, 1997.
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According to paragraph 211 of the companies ordinance (new form) - 1983, we would note that we have received all the information and explanations we required, and that our opinion on the above financial statements is given according to the best of our knowledge and explanations that we received and as shown in the books of the Company.

Accounting principles generally accepted in Israel differ in certain respects from accounting principles generally accepted in the United States. As applicable to the company, the application of the latter would not have a significant effect.

Without qualifying our opinion, we direct the attention to note 1 c, with respect to the sale of the company's operations and assets.


            Shlomo Ziv & Co.
   Certified Public Accountants (Isr.)
                                                    Tel-Aviv, February 10, 1998